Exhibit 23.11

October 30, 2009

7 Days Group Holdings Limited

10F, 705 GuangzhouDaDaoNan Road

Guangzhou, Guangdong 510290

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of 7 Days Group Holdings Limited (the “Company”) effective immediately upon the completion of the initial public offering of the Company’s ordinary shares in the form of American depositary shares.

Sincerely yours,

/s/ Bin Dai
Name: Bin Dai